As  filed  with  the Securities and Exchange  Commission on December 7, 1998.
                           Registration No. 333-61143
 -------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S-3/A

                               AMENDMENT NO.3 TO
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          NICHOLS RESEARCH CORPORATION
 -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           Delaware                      0-15295                 63-0713665
 -------------------------------------------------------------------------------
 (State or other jurisdiction    (Commission File  Number)    (IRS   Employer
   of incorporation)                                         Identification No.)


           4090 South Memorial Parkway, Huntsville, Alabama 35815-1502
                                 (256) 883-1140

 -------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Michael J. Mruz
           4090 South Memorial Parkway, Huntsville, Alabama 35815-1502
                                 (256) 883-1140

 -------------------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                               John R. Wynn, Esq.
                         Lanier Ford Shaver & Payne P.C.
                        200 West Court Square, Suite 5000
                            Huntsville, Alabama 35801
                                  (256)535-1100
 -------------------------------------------------------------------------------
         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



 ------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
===============================================================================
                                                   Proposed
                               Proposed            Maximum
                               Maximum Offering    Aggregate      Amount of
Shares to be    Amount to Be   Price Per           Offering       Registration
Registered      Registered     Share (1)           Price (1)      Fee
===============================================================================
Common Stock,   415,689        $23.625             $9,820,653     $2,897 (2)
$.01 par value  shares
===============================================================================
(1) Calculation, solely for the purpose of determining the amount of the registration fee, is made pursuant to Rule 457 and is based upon the average of the high and low price of the Company's Common Stock on August 4, 1998 as reported on the Nasdaq National Market.

(2) $2,897 was paid on August 11, 1998, based on an estimated aggregate offering price of $9,820,653 for 415,689 shares of Common Stock.

                        -------------------------------

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================
INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE
SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

================================================================================



--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED DECEMBER _____, 1998


PROSPECTUS
------------
                                 415,689 SHARES
                          NICHOLS RESEARCH CORPORATION

                                  COMMON STOCK
                                ($.0l Par Value)
                               ------------------

     As used in this report, the term the "Company" means Nichols Research Corporation and its majority-owned subsidiaries and joint ventures.


     This Prospectus relates to 415,689 shares (the "Shares") of the $.0l par value common stock (the "Common Stock") of Nichols Research Corporation being offered for sale by certain stockholders who acquired restricted shares of the Company's Common Stock in a transaction exempt from registration pursuant to federal and state securities laws. As used herein, "Selling Stockholders" includes donees, pledgees, transferees or other successors in interest selling shares received from a named Selling Stockholder after the date of this prospectus. See "OFFERING BY SELLING STOCKHOLDERS". The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be offered in one or more transactions that may take place on the Nasdaq National Market (the "Nasdaq"), including ordinary broker's transactions, privately-negotiated transactions, through sales to one or more dealers for resale of such Shares as principals or through a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices that may be changed, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of the Shares by Selling Stockholders. See "OFFERING BY SELLING STOCKHOLDERS".

         The Company's Common Stock is traded on the Nasdaq under the symbol NRES. On December 4 , 1998, the last sale price of the Common Stock as reported by the Nasdaq was $22.00 per share. See "RISK FACTORS".

         SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

         The Company will receive no proceeds from the sales of the Shares by the Selling Stockholders. The expenses of the offering described in this Prospectus, which are payable by the Company, are estimated to be approximately $21,336.00.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is DECEMBER _____,1998.
                             -----------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED HEREIN. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER MAY NOT LAWFULLY BE MADE.

                              ---------------------

                              AVAILABLE INFORMATION

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein together with all amendments thereto referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), as amended. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, and statements included in this Prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. All these documents may be inspected at the Commission's principal office in Washington, D.C. without charge, and copies of them may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material may be inspected and copied at the offices of the Nasdaq Stock Market, Inc., National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that previously were, or are required in the future to be, filed with the Commission (File No. 0-15295) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:


(i)      the Company's  Annual Report on Form 10-K for the year ended August 31,
         1998;

(ii) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission on January 14, 1987, as amended by Form 8 filed with the Commission on August 18, 1989;

(iii) the Company's Proxy Statement dated December 8, 1997, concerning the Company's Annual Meeting of Stockholders to be held January 8, 1998;

(iv) the Company's Current Report on Form 8-K dated August 31, 1997, filed with the Commission on September 11, 1997, as amended by Form 8-K/A filed with the Commission on November 10, 1997; and

(v) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.


         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Patsy L. Hattox, Corporate Secretary, Nichols Research Corporation, 4040 South Memorial Parkway, P.O. Box 400002, Huntsville, Alabama 35815-1502, or telephone at (256)883-1140.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated in this Prospectus, including without limitation statements regarding the Company's financial position, business strategy, plans and objectives of management of the Company for future operations, and capital expenditures, are forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. Additional important factors that could cause actual results to differ materially from the Company's expectations ('Cautionary Statements") are disclosed in this Prospectus and the documents incorporated in this Prospectus. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf subsequent to the date of this Prospectus are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the financial statements and other documents incorporated by reference into this Prospectus. Unless otherwise indicated, all references to annual or quarterly periods refer to the Company's fiscal year ending August 31. Investors should carefully consider the information set forth under the heading "RISK FACTORS".


         The Selling Stockholders may sell from time-to-time an aggregate of 415,689 Shares of the Company's Common Stock at prices obtainable on the Nasdaq or as otherwise negotiated. Each of the Selling Stockholders has informed the Company that he or she does not have any arrangements or agreements with any underwriters or broker/dealers to sell the Shares, and intends to contact various broker/dealers to identify prospective purchasers. Additionally, agents, brokers or dealers may acquire Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Shares or interests in such capacity. Prior to this offering, the Selling Stockholders beneficially owned an aggregate of 415,689 shares, or less than one percent, of the Company's outstanding Common Stock, and each individual Selling Stockholder beneficially owned less than one percent of the Company's outstanding Common Stock. If the Selling Stockholders sell all the Shares offered hereby, the Selling Stockholders will not own any shares of the Company's Common Stock after this offering. See "OFFERING BY SELLING STOCKHOLDERS".

         The offering by the Selling Stockholders involves certain risks concerning the nature of the Company's business, and other matters. See "RISK FACTORS". The Company will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders.

                                  RISK FACTORS

         Prospective investors should carefully consider, together with the other information herein, the following factors that affect the Company.

Concentration of Revenue
-------------------------


         Approximately 75%, 88%, and 76% of the Company's total revenues in fiscal 1998, fiscal 1997, and fiscal 1996, respectively, were derived from contracts or subcontracts funded by the U.S. Government. These U.S. Government contracts include military weapons systems contracts, funded by the Department of Defense ("DOD") that accounted for approximately 55%, 53%, and 57% of the Company's total revenues in such years, respectively. The Company believes that the success and development of this business will continue to be dependent upon its ability to participate in U.S. Government contract programs. Accordingly, the Company's financial performance may be directly affected by changing U.S. Government procurement practices and policies. Other factors that could materially and adversely affect the Company's government contracting business and programs include budgetary constraints, changes in fiscal policies or available funding, changes in government programs or requirements (including proposals to abolish certain government agencies or departments, curtailing the U.S. Government's use of technology service firms, the adoption of new laws or regulations), technical developments and general economic conditions. These factors could cause U.S. Government agencies to exercise their rights to terminate existing contracts for convenience or not to exercise options to renew such contracts.

         In addition, certain of the Company's contracts individually contribute a significant percentage of the Company's revenues. The Company's seven largest contracts (by revenues) are with the U.S. Government and generated approximately 43% of the Company's total revenues for the year ended August 31, 1998.
The Company expects revenues to continue to be concentrated in a relatively small number of large U.S. Government contracts. Termination of such contracts, or the Company's inability to renew or replace such contracts when they expire, could materially and adversely affect the Company's revenues and income. During fiscal year 1999, five of these seven contracts are expected to be recompeted.


Risk of Reductions or Changes in Military Weapons Expenditures
---------------------------------------------------------------

         Historically, a majority of the Company's revenues (55% for the year ended August 31, 1998) are related to U.S. military weapons systems. The U.S. military weapons budget has been declining in real terms since the mid-1980's, resulting in some cases in program delays, extensions, and cancellations. A further significant decline in U.S. military expenditures for weapons systems, or a reduction in the weapons systems portion of the defense budget, could materially and adversely affect the Company. While not anticipated, the loss or significant curtailment of the Company's U.S. military contracts would materially and adversely affect the Company's revenues and income.

         Approximately 17% of the Company's revenues in fiscal 1998 were from contracts related to Ballistic Missile Defense, compared to 20% of revenues in fiscal 1997 and 26% of revenues in fiscal 1996 from such contracts. Strategic defense has existed for more than 26 years as a mission of DOD through activities such as the Ballistic Missile Defense ("BMD") program. If a decision were made to reduce substantially the scope of current BMD programs, management believes that many national and theater missile defense programs would continue to be funded by the U.S. Army and Air Force, and other DOD agencies. While the Company has expanded into other markets, a decision to reduce significantly or eliminate missile defense funding would have an adverse effect on the Company's revenues and income.


Uncertainty Associated With Government Contracts
-------------------------------------------------

         The Company performs its services under U.S. Government contracts that usually require performance over a period of one to five years. Long-term contracts may be conditioned upon continued availability of Congressional appropriations. Variances between anticipated budgets and Congressional appropriations may result in delay, reduction, or termination of such contracts. Contractors can experience revenue uncertainties with respect to available contract funding during the first quarter of the government's fiscal year beginning October 1, until differences between budget requests and appropriations are resolved.

         The Company's contracts with the U.S. Government and its prime contractors are subject to termination, in whole or in part, either upon default by the Company or at the convenience of the government. The termination for convenience provisions generally entitle the Company to recover costs incurred, settlement expenses, and profit on work completed prior to termination. Because the Company contracts to supply goods and services to the U.S. Government, it is also subject to other risks, including contract suspensions, audit adjustments, protests by disappointed bidders of contract awards which can result in the re-opening of the bidding process, and changes in government policies or regulations.

Contract Profit Exposure
-------------------------

         The Company's services are provided primarily through three types of contracts: fixed-price, time-and-materials and cost-reimbursement contracts. Fixed-price contracts require the Company to perform services under a contract at a stipulated price. Time-and-materials contracts reimburse the Company for the number of labor hours expended at an established hourly rate negotiated in the contract, plus the cost of materials incurred. Under cost reimbursement contracts, the Company is reimbursed for all actual costs incurred in performing the contract to the extent that such costs are within the contract ceiling and allowable under the terms of the contract, plus a fee or profit.

         The Company assumes greater financial risk on fixed-price contracts than on either time-and-materials or cost-reimbursement contracts. As the Company increases its commercial business, it believes that an increasing percentage of its contracts will be fixed-priced. Failure to anticipate technical problems, estimate costs accurately, or control costs during performance of a fixed-price contract, may reduce the Company's profit or cause a loss. In addition, greater risks are involved under time-and-materials contracts than under cost-reimbursement contracts because the Company assumes the responsibility for the delivery of specified skill at a fixed hourly rate. Although management believes that adequate provision for its fixed-price and time-and-materials contracts is reflected in the Company's financial statements, no assurance can be given that this provision is adequate or that losses on fixed-price and time-and-materials contracts will not occur in the future.

         To compete successfully for business, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other information technology and technical services companies that may provide the same or similar services at comparable or lower rates than the Company. Additionally, certain of the Company's clients require that their vendors reduce rates after services have commenced. The Company's success will also depend upon its ability to attract, retain, train, and motivate highly skilled employees, particularly in the areas of information technology, where such employees are in great demand.

Acquisition Strategy
---------------------

         Expansion through acquisitions is an important component of the Company's overall business strategy. The Company has successfully completed ten strategic acquisitions and alliances since September 1, 1994, most of which have centered on information technology (IT) and healthcare information services markets. Since the respective dates of the acquisitions, the Company has integrated these acquired entities in order to draw on the Company's base of technical expertise and capabilities in designing solutions for government, commercial, and healthcare clients. The Company's continued ability to grow by acquisitions is dependent upon, and may be limited by, the availability of compatible acquisition candidates at reasonable prices, the Company's ability to fund or finance acquisitions on acceptable terms, and the Company's ability to maintain or enhance the profitability of any acquired business.

Competition
------------

         The information services industry in which the Company operates is highly fragmented with no single company or small group of companies in a dominant position. The Company's competitors include large, diversified firms with substantially greater financial resources and larger technical staffs than those of the Company. Some of the large competitors offer services in a number of markets which overlap many of the same areas in which the Company offers services, while certain companies are focused on only one or a few of these markets. The firms which compete with the Company are consulting firms, computer services firms, applications software companies and accounting firms, as well as the computer service arms of computer manufacturing companies and defense and aerospace firms.

         As part of the Company's business strategy to enter new markets, the Company intends to pursue large systems integration contracts in both the government and commercial markets, although competition for such contracts is intense and many of the Company's competitors have greater resources than the Company. While such contracts are working capital intensive, requiring large equipment and software purchases to be funded by the Company before payment from the customer, the Company believes such contracts offer attractive revenue growth and margin expansion opportunities for the Company's range of technical expertise and capabilities.

Attraction and Retention of Professional Staff
-----------------------------------------------

         The Company's success will depend in part upon its ability to attract, retain, train and motivate highly skilled employees, particularly in the area of information technology. There is significant competition for employees with the information technology skills required to perform the services the Company offers. Qualified information technology professionals are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be successful in attracting a sufficient number of highly skilled employees in the future or that it will be successful in retaining, training and motivating the employees it is able to attract and any inability to do so could impair the Company's ability to perform adequately its existing contracts and to bid for or obtain new contracts.

Variability of Quarterly Operating Results
-------------------------------------------

         The Company's revenues and earnings may fluctuate from quarter to quarter based on such factors as the number, size, and scope of projects in which the Company is engaged, the contractual terms and degree of completion of such projects, expenditures required by the Company in connection with such projects, any delays incurred in connection with such projects, employee utilization rates, the adequacy of provisions for losses, the accuracy of estimates of resources required to complete ongoing projects, and general economic conditions. Under certain contracts, the Company is required to purchase, integrate and deliver to the customer large amounts of computer processing systems and other equipment. Revenues are accrued as costs to deliver these systems are incurred, and as a result, quarterly revenues will be impacted by fluctuations related to equipment purchases which occur on a periodic basis depending on contract terms and modifications.


                                   THE COMPANY

General
-------

         The Company is a leading provider of technical and information technology (IT) services, including information processing, systems development and systems integration. The Company provides these services to a wide range of clients, including the DOD, other federal agencies, state and local governments, healthcare and insurance organizations, and commercial enterprises. The Company was founded in 1976 to develop specialized optical sensing capabilities for military weapons and ballistic defense programs. Until fiscal year 1991, virtually all of the Company's revenues were derived under contracts with the federal government relating to high technology weapons systems, strategic missile defense and other related aerospace technologies. Areas of particular strength have included tactical technology, smart sensing systems, simulations, data processing, systems engineering and systems integration (including software development, networking, hardware acquisition and installation, user training and system operation and maintenance). Beginning in fiscal year 1991, in response to increasing budget pressure on military procurements, the Company strategically began to develop applications for its technical capabilities outside its traditional core military business. Although the Company's core military business has continued to grow, the Company has successfully entered the markets for other government information technology solutions, as well as information technology solutions in the healthcare industry and other commercial markets. The Company's business strategy consists of three key elements: (i) maintain the Company's leadership in technology; (ii) apply the Company's technology to create solutions for new clients; and (iii) make strategic acquisitions and form alliances to expand the business of the Company and gain industry knowledge. The Company's business and financial performance are subject to risks and uncertainties, including those discussed above. See "RISK FACTORS."

         The Company is organized in four strategic business units, reflecting the particular market focus of each line of business. The Defense and Intelligence unit (formerly referred to as Nichols Federal) provides technical services primarily to U.S. Government defense agencies. The Government Information Technology unit (formerly referred to as Nichols InfoFed) provides information and technology solutions and services to a variety of governmental agencies. The Commercial Information Technology unit (formerly referred to as Nichols Infotec) provides information and technology services to various commercial clients, other than healthcare clients. The Healthcare Information Technology unit (formerly referred to as Nichols TXEN) provides information services to clients in the healthcare and insurance industries. The Company is currently evaluating whether the services and products provided to the insurance industry should continue to be included with Nichols TXEN or reorganized into Nichols InfoTec. For the year ended August 31, 1998, the percentage of total revenues attributable to the four business units was approximately 55% for
Defense and Intelligence, 24% for Government Information Technology, 10% for Commercial Information Technology, and 11% for Healthcare Information Technology.

         The Company's executive offices are located at 4090 South Memorial Parkway, Huntsville, Alabama 35815-1502, and its telephone number is (256) 883-1140.

Year 2000
---------

         Overview

         Historically, certain computerized systems have had two digits rather than four digits to define the applicable year, which could result in recognizing a date using "00" as the year 1900 rather than the year 2000. This could cause significant software failures or miscalculations and is generally referred to as the "Year 2000" problem.

         The Company recognizes that the impact of the Year 2000 problem extends
beyond  its  computer   hardware  and  software  and  may  affect   utility  and
telecommunication services, as well as the systems of customers and suppliers.

         In response to the Year 2000 problem, the Company has developed a compliance program to evaluate and address date related problems with the Company's internal systems, services, products, and the systems and products of the Company's vendors and suppliers. The compliance program is managed by the Vice President of Corporate Information Systems and Services, and is patterned after the United States General Accounting Office (GAO) and Office of Management and Budget project management model. The Company's Year 2000 compliance program includes five major phases:

         Awareness Phase. The Year 2000 problem is defined and managers at the executive level are educated about potential date related problems and the potential impact to the Company and its customers from Year 2000 date handling errors. A Year 2000 program team is established and an overall strategy is developed.

         Assessment Phase. The Year 2000 program team assesses the Year 2000 impact on the Company by: (i) identifying core business areas and processes;
(ii) performing an inventory and analysis of systems supporting the core business areas; (iii)contacting third party service providers, and software and hardware vendors to determine Year 2000 issues and their plans for becoming Year 2000 compliant; and (iv) prioritizing conversion or replacement of systems.

         Renovation Phase. The Year 2000 program team corrects Year 2000 problems identified in the Assessment Phase by modifying program software, updating databases, replacing systems or utilizing other appropriate methods.

         Implementation Phase. The Year 2000 program team tests, verifies, and validates converted or replaced systems, applications, databases and utilities within a limited operational environment.

         Validation Phase. The Year 2000 program team fully implements converted or replaced systems, applications, databases and utilities. The Year 2000 program team also performs extensive testing of all system changes.

         As part of the awareness phase the Company has reviewed

           - Mission Essential Software Systems
           - Mission Essential Computational Systems (hardware)
           - Mission  Essential   Facilities  Systems,   including  elevators,
             heating and air conditioning systems, photocopying machines and utility services
           - Mission Essential Network Systems
           - Customer Software Services, provided by the Company's business units
           - Mission Essential Vendor-Supplied Software and Services

     The Company considers a system "mission essential" if a failure in that system would materially disrupt the ability of the Company to perform contractual services or to process business information in a timely manner. The Company monitors the status of its Year 2000 compliance program and routinely updates its Intranet to provide compliance data to its managers and employees.

     The Company provides services and products to the United States Government pursuant to specific contractual terms and exact specifications. The Company believes that it will be responsible for upgrading only those services or products that specify Year 2000 compliance and do not yet meet this requirement. The Company is not currently aware of any such services or products.

Status and Timetable for Year 2000 Compliance

     Nichols Research has developed a master timetable for its year 2000 compliance program. The status of each major category of mission essential systems is as follows:



             SYSTEM CATEGORY                                 PHASE                ESTIMATED DATE FOR COMPLIANCE
------------------------------------------------------ ---------------- --------------------------------------------
Mission Essential Software Systems                         Renovation                    December 1998
------------------------------------------------------ ---------------- --------------------------------------------
Mission Essential Computational Systems                    Renovation                    December 1998
------------------------------------------------------ ---------------- --------------------------------------------
Mission Essential Network Systems                          Renovation                    December 1998
------------------------------------------------------ ---------------- --------------------------------------------
Mission Essential Facilities Systems                       Assessment                    Unknown
------------------------------------------------------ ---------------- --------------------------------------------
Mission Essential Customer Systems                         Renovation                    December 1998
------------------------------------------------------ ---------------- --------------------------------------------
Mission Essential Vendor-Supplied Software & Services      Assessment                    Unknown
------------------------------------------------------ ---------------- --------------------------------------------

         The phases listed above represent the status of the majority of products within each category. There may be, within each "system," components at a lower or higher phase in the Year 2000 assessment. For example, although
Mission Essential Vendor-Supplied Software and Services is rated in the Assessment phase, many of the Company's vendors have already been contacted and have supplied letters or referenced web pages certifying their Year 2000 compliance. The Vice-President of Corporate Information Systems & Services maintains compliance letters and referenced web page addresses.

         While Nichols Research estimates that its internal systems will be Year 2000 compliant by the end of calendar year 1998, there can be no assurance that the third-party supplied software, hardware and services included in the essential facilities and vendor-supplied services categories will be Year 2000 compliant, or that these third-parties will not suffer a Year 2000 business disruption that may adversely affect the Company's business, financial condition or results of operations.

Contingency Plans

         Because the Company's Year 2000 conversions are expected to be completed prior to any potential disruption to the Company's business, the Company has not yet completed the development of a comprehensive Year 2000 contingency plan. However, the Company has minimized its exposure to Year 2000 failures of vendor supplied products by adding Year 2000 compliance as a standard condition to its purchase orders. These contracts also reference the Federal Acquisition Regulation 39.106, which addresses Year 2000 compliance issues. The Company is currently negotiating a Risk Management Insurance Policy designed to protect the Company in the event that it is involved in litigation arising from errors and omissions relating to Year 2000 issues. If the Company determines that its business is at material risk of disruption due to the Year 2000 problem, or anticipates that its Year 2000 conversions will not be completed in a timely fashion, the Company will work to develop a detailed contingency plan.

Cost for Year 2000 Compliance

         The Company believes that the total cost of its Year 2000 compliance activity will not be material to the Company's operation, liquidity and capital resources. The Company estimates that the total cost for its Year 2000 compliance will be $688,500 which represents 11,475 hours of analysis, modification and testing, and $34,500 for new equipment purchases. To date, the Company has completed 6,850 hours of Year 2000 compliance work, and purchased new equipment valued at $27,000, for a total cost of $438,000.

Year 2000 Risks Faced by Nichols Research

         Although the Company believes that its Year 2000 compliance program is comprehensive, the Company may not be able to identify, successfully remedy or assess all date-handling problems in its business systems or operations or those of its customers and suppliers. As a result, the Year 2000 problem could have a materially adverse affect on the Company's business financial condition or results of operation.


                                                    FIVE-YEAR FINANCIAL SUMMARY

                       Pro forma                     Pro forma
                          1998         1998            1997              1997            1996             1995            1994
                          ----         ----            ----              ----            ----             ----            ----

Revenues           $ 427,043,000   $427,043,000   $ 398,142,000    $  398,142,000     $256,605,000   $ 180,698,000     $149,874,000

Net income         $16,958,000***  $ 14,423,000    13,199,000**    $    1,199,000     $ 10,063,000   $   7,651,000     $  6,858,000

Earnings per
  common share *   $        1.25   $       1.06   $        1.09    $         0.10     $       1.00   $        0.80     $       0.72

Earnings per
  common share
  assuming
  dilution*        $        1.20   $       1.02   $        1.04    $         0.09     $       0.94   $        0.77     $       0.70

Stockholders'
equity             $ 166,472,000   $166,472,000   $ 146,968,000    $  146,968,000     $115,052,000   $  69,358,000     $ 58,365,000


Long-term debt     $   2,948,000   $  2,948,000   $   4,025,000    $    4,025,000     $  4,784,000   $   5,366,000     $  4,328,000


Goodwill and
  other intangibles,
  net              $  54,214,000   $ 54,214,000   $  48,130,000    $   48,130,000      $21,004,000   $   8,803,000      $         -


Total assets       $ 224,061,000   $224,061,000   $ 210,132,000    $  210,132,000     $165,321,000   $ 103,283,000      $82,318,000


*        As adjusted for a three-for-two stock split effective October 21, 1996.

** Excludes a $12.0 million write off of purchased in-process research and development.

***      Excludes $4.1 million of pretax special charges.


NOTE: All prior periods have been restated to reflect the fiscal year 1998 merger with Welkin, which was accounted for as a pooling of interests.

                        OFFERING BY SELLING STOCKHOLDERS

         The Company is registering the sale of an aggregate of 415,689 Shares of Common Stock by the Selling Stockholders. The Selling Stockholders may sell their Common Stock at such prices as they are able to obtain in the market or as otherwise negotiated. The Company will receive no proceeds from the sale of Common Stock by the Selling Stockholders. Additionally, agents, brokers or dealers may acquire Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Shares or interests in such capacity.

         The Shares offered by the Selling Stockholders were acquired from the Company in connection with the merger of a wholly-owned subsidiary of the Company with and into Welkin Associates, Ltd. (the "Welkin Acquisition'). The Welkin Acquisition was completed pursuant to the terms of an Agreement and Plan of Merger dated June 26, 1998 (the "Merger Agreement"). As a result of the consummation of the merger, all issued and outstanding shares of Welkin Associates, Ltd. were exchanged for 415,689 shares of the Company's Common Stock. As part of the Merger Agreement, the Company agreed to effect a registration of all shares of the Company's Common Stock received by the Selling Stockholders in the Welkin Acquisition in order to permit the Selling Stockholders to effect sales of such Shares from time to time in the market or in privately negotiated transactions. Accordingly, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus is a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately negotiated transactions. The Company has agreed to use reasonable efforts to keep such Registration Statement in effect for up to two years from the date of its effectiveness or, if earlier, until the distribution contemplated in this Prospectus is completed.

         Each of Carl W. Monk, Jr., David Thomas, and Alan A. Ross was a director of Welkin Associates, Ltd. ("Welkin") at the time that Welkin became a wholly-owned subsidiary of the Company on July 28, 1998. In addition, Carl W. Monk was President, Treasurer, as well as a stockholder. Each of Alan A. Ross and Jose Jimenez was a Vice President and stockholder, and Patricia Toomey was Secretary and a stockholder at that time.

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock owned by each Selling Stockholder before the offering, the number of shares of Common Stock to be sold by each Selling Stockholder, the number of shares owned by each Selling Stockholder after the offering, and the percentage of shares of Common Stock owned after the offering. For purposes of this table, the Company has assumed the sale of all Shares registered hereby, although the Company is not aware of any present intention of any Selling Shareholder to sell such Shares.


                                   Number of
                                   Shares                         Number of          Percentage of
                                   Owned           Number of      Shares Owned       Shares
                                   Before          Shares to      After              Owned After
 Name                              Offering        Be Sold        Offering           Offering
-----------                      ------------      ---------      ------------     ---------------

Carl W. Monk, Jr.                  136,280           136,280            -0-               *
Zeta Associates, Inc.              119,245           119,245            -0-               *
Alan A. Ross                        56,783            56,783            -0-               *
Frederick W. Raymond                39,350            39,350            -0-               *
Donald E. Snoddy                     8,517             8,517            -0-               *
David S. Stafford                    8,517             8,517            -0-               *
Lawrence E. Earl                     7,381             7,381            -0-               *
Arthur T. Larson, Jr.                6,814             6,814            -0-               *
Jose S. Jimenez                      5,678             5,678            -0-               *
Kent B. Pelot                        4,542             4,542            -0-               *
David L. Shickle                     4,542             4,542            -0-               *
James A. Flanagan                    2,839             2,839            -0-               *
Robert J. Heim                       2,839             2,839            -0-               *
Royal G.C. Collette                  2,271             2,271            -0-               *
Carl E. Josefson                     1,260             1,260            -0-               *
Linas A. Roe                         1,135             1,135            -0-               *
William H. Skipper                   1,135             1,135            -0-               *
Paul S. Vick                         1,135             1,135            -0-               *
David H. Bryant                        851               851            -0-               *
Neil A. Costanzo                       851               851            -0-               *
Marya K. Pickering                     851               851            -0-               *
William J. Comstock                    794               794            -0-               *
Trent A. Trapp                         567               567            -0-               *
Robert L. Forcier                      567               567            -0-               *
Jack V. Brendmoen                      272               272            -0-               *
James R. Sowers                        136               136            -0-               *
Patricia A. Toomey                     136               136            -0-               *
Conrad J. Wigge                        136               136            -0-               *
Leila M. Moyer                         113               113            -0-               *
James F. Spaulding                      68                68            -0-               *
James A. Cheek                          22                22            -0-               *
Dana L. Heisey                          22                22            -0-               *
Gary D. Wells                           22                22            -0-               *

------------------------
*Less than 1% of the Common Stock outstanding.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "OFFERING BY SELLING STOCKHOLDERS."

                              PLAN OF DISTRIBUTION

         All or a portion of the Shares offered hereby by the Selling Stockholders may be delivered and/or sold from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of both (which compensation to a particular broker-dealer might be in excess of customary commissions). There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them.

         Any Selling Stockholder and any broker-dealer that participates in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Each Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities including liabilities arising under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities.

                                     EXPERTS


         The consolidated financial statements of Nichols Research Corporation appearing in Nichols Research Corporation's Annual Report (Form 10-K) for the year ended August 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  LEGAL MATTERS AND INTERESTS OF NAMED EXPERTS

         The validity of the shares of Common Stock being offered hereby will be passed upon the Company and the Selling Stockholders by Lanier Ford Shaver & Payne, P.C., Huntsville, Alabama. John R. Wynn, a member of the law firm of Lanier Ford Shaver & Payne P.C., is a director of the Company. As of July 27, 1998, four (4) attorneys of Lanier Ford Shaver & Payne, P.C., including Mr. Wynn, beneficially owned an aggregate of 23,773 shares of Common Stock.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ------------------

                             TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----



Available Information ..............................................   2
Incorporation Of Certain Documents By Reference ....................   3
Disclosure Regarding Forward-Looking Statements ....................   4
Prospectus Summary .................................................   4
Risk Factors .......................................................   5
The Company ........................................................   8
Selected Five Year Financial Data ..................................  13
Offering By Selling Stockholders ...................................  14
Use of Proceeds ....................................................  16
Plan of Distribution ...............................................  16
Experts ............................................................  16
Legal Matters and Interests of Named Experts .......................  16

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution.
--------  --------------------------------------------

         The estimated expenses of the Offering described in this Registration Statement are as follows:

Registration Fee                                         $      2,897.00
Nasdaq Additional Listing Fee                            $      8,314.00
Printing and Engraving Expenses*                         $         50.00
Accounting Fees and Expenses*                            $      2,500.00
Legal Fees and Expenses*                                 $      6,000.00
Registrar and Transfer Agent Fees*                       $      1,575.00
                                                         =================
Total*                                                   $     21,336.00
                                                         =================

------------------------
*Estimated



Item 15.  Indemnification Of Directors And Officers.
-----------------------------------------------------

         Section 145 of the Delaware General Corporation Law permits indemnification by the Company of any director, officer, employee or agent of the Company or person who is serving or was serving at the Company's request as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense of any threatened, pending or completed action (whether civil, criminal, administrative or investigative), to which he is or may be a party by reason of having been such director, officer, employee or agent provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The Company also has the power under Section 145 to indemnify persons set forth above from threatened, pending or completed actions or suits by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification can be made with regard to any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that the person was fairly and reasonably entitled to indemnity. Any indemnification (unless ordered by a court) must be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standards of conduct. The determination must be made by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, or if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent counsel in a written opinion, or by the stockholders. The Company may pay the expenses of an action in advance of final disposition if authorized by the Board of Directors in a specific case, upon receipt of an undertaking by the person to be indemnified to repay any such advances unless it shall ultimately be determined that such person is entitled to be indemnified by the Company as authorized by law.

         Article Nine of the Company's By-laws provides for indemnification of the Company's directors, officers, employees or agents to the extent permitted by Section 145 of the Delaware General Corporation Law. Article Nine of the Company's By-laws further provides that the Company may purchase and maintain insurance on behalf of those persons described above as eligible for indemnification for liability arising out of such person's duties or status with the Company whether or not indemnification in respect of such liability would be permissible.

         The Company has in effect an officers and directors liability insurance policy with National Union Fire Insurance Company of Pittsburgh. The policy provides indemnity to the directors and officers of the Company for the loss arising from any claim by reason of a wrongful act where there is no corporate indemnification. The insurance provides for the Company to be reimbursed for any indemnification it may be required by statute or the Company's By-laws to make to any of its directors and officers in connection with a claim by reason of a wrongful act. Pursuant to exclusions, the policy covers negligent acts, errors, omissions or breach of duty by a director or officer. The principal exclusions from coverage include the following: (i) claims involving various violations of
Section 16(b) of the Securities  Exchange Act of 1934;  (ii) dishonest acts; and
(iii) libel,  slander,  or  non-monetary  damages.  The policy has no deductible amount per director or officer for each loss. A $500,000 deductible self-insurance retention applies to the Company. The limit of liability under the policy is $5,000,000 in the aggregate annually in excess of deductibles and participations.



Item 16.   Exhibits And Financial Statement Schedules.
---------  -------------------------------------------

5*        Opinion of Lanier Ford Shaver & Payne, P.C. regarding legality of securities being registered.

23.1*     Consent of Ernst & Young LLP,  Independent  Auditors  regarding  Nichols
          Research Corporation financial statements.

23.2*     Consent of Lanier Ford Shaver & Payne, P.C. (included in Exhibit 5).

23.3*     Consent  of  Ernst &  Young  LLP,  Independent  Auditors  regarding  TXEN financial statements.

24*       Power of attorney (included in Part II of the Registration Statement).

*   Previously filed.


Item 17.  Undertakings.
---------  -------------

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntsville, State of Alabama, on this 7th day of December, 1998.

                                           NICHOLS RESEARCH CORPORATION



                                           By:Allen E. Dillard
                                              ---------------------------
                                              Allen E. Dillard
                                              Chief Financial Officer and
                                              Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                    Title                                Date
              ---------                                    -----                                ----

                                        Chairman of the Board (Principal) Executive   December 7, 1998
     *                                  Officer
----------------------------------------
Chris H. Horgen

                                        Chief Executive Officer, President, Chief     December 7, 1998
     *                                  Operating Officer and Director
----------------------------------------
Michael J. Mruz
                                        Senior Vice President and Vice-Chairman of    December 7, 1998
     *                                  the Board
----------------------------------------
Roy J. Nichols
                                        Chief Administrative Officer, Corporate       December 7, 1998
     *                                  Vice President, Secretary and Director
----------------------------------------
Patsy L. Hattox




              Signature                                    Title                                Date
              ---------                                    -----                                ----

     *                                  Director                                      December 7, 1998
----------------------------------------
Roger P. Heinisch

     *                                  Director                                      December 7, 1998
----------------------------------------
John R. Wynn

     *                                  Director                                      December 7, 1998
----------------------------------------
William E. Odom

     *                                  Director                                      December 7, 1998
----------------------------------------
James R. Thompson, Jr.

     *                                  Director                                      December 7, 1998
----------------------------------------
Phil E. Depoy
                                        President of Nichols TXEN Corporation and     December 7, 1998
     *                                  Director
----------------------------------------
Thomas L. Patterson

     *                                  Director                                      December 7, 1998
----------------------------------------
Daniel W. McLaughlin

     *                                  Director                                      December 7, 1998
----------------------------------------
David Friend
                                        Chief Financial Officer and Treasurer         December 7, 1998
Allen E. Dillard                        (Principal Financial and Accounting Officer)
----------------------------------------
Allen E. Dillard



*  By: Allen E. Dillard
       ----------------
       Allen E. Dillard
       Attorney-in-Fact
                                      II-6